EXHIBIT 21



                              SUBSIDIARIES




                                 State or Jurisdiction   Name Under Which
                                    of Incorporation      Does Business
Operating Subsidiaries              or Organization       (if Different)

Avon Trading Corp.                   Massachusetts
Hit or Miss Inc.                     Delaware
Chadwick's of Boston, Ltd.           Massachusetts
Commonwealth Direct Marketing, Inc.  Massachusetts
Newton Buying Corp.                  Delaware
NBC Distributors Inc.                Massachusetts
NBC Merchants, Inc.                  Indiana
NBC Charlotte Merchants, Inc.        North Carolina
NBC Nevada Merchants, Inc.           Nevada
T.J. Maxx of Illinois, Inc.          Illinois               T.J. Maxx
T.J. Maxx of PA, Inc.                Delaware               T.J. Maxx
T.J. Maxx of Texas, Inc.             Delaware               T.J. Maxx
Winners Apparel Ltd.                 Ontario, Canada
Winners Investments Limited          Ontario, Canada
Winners Merchants Ltd.               Ontario, Canada
Strathmex Corp.                      Delaware
HomeGoods, Inc.                      Delaware
H.G. Merchants, Inc.                 Massachusetts
CDM Corp.                            Nevada
NBC Apparel, Inc.                    Delaware
NBC Apparel Limited                  United Kingdom         T.K. Maxx


Leasing Subsidiaries

Cochituate Realty, Inc.              Massachusetts
NBC First Realty Corp.               Indiana
NBC Second Realty Corp.              Massachusetts
NBC Fourth Realty Corp.              Nevada
NBC Fifth Realty Corp.               Illinois
NBC Sixth Realty Corp.               North Carolina
NBC 195 Realty Corp.                 New York